Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Central Plains Bancshares, Inc. following the completion of the mutual-to-stock conversion of Home Federal Savings and Loan Association of Nebraska:

Name	State/Jurisdiction of Incorporation

Home Federal Savings and Loan Association of Nebraska	Federal
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First Service Corporation	Nebraska